Schedule A

Series and Classes

As of November 21, 2024

Series	Classes

Guggenheim Active INvestment Series (GAINS) – Core Plus Fund	SMA

Guggenheim Active INvestment Series (GAINS) – Limited Duration Fund	SMA

Guggenheim Floating Rate Strategies Fund	A, C, Institutional, P and R6

Guggenheim High Yield Fund	A, C, Institutional, P and R6

Guggenheim Core Bond Fund	A, C, Institutional, P and R6

Guggenheim Limited Duration Fund	A, C, Institutional, P and R6

Guggenheim Macro Opportunities Fund	A, C, Institutional, P and R6

Guggenheim Municipal Income Fund	A, C, Institutional, P and R6

Guggenheim Total Return Bond Fund	A, C, Institutional, P and R6

Guggenheim Ultra Short Duration Fund	A, Institutional, P and R6